Exhibit 8

Entity Name	Jurisdiction of Incorporation	Name Under Which Business is Done (if different)
Cayman First Tier	Cayman Islands	—
CDC Games Corporation	Cayman Islands	—
CDC Mobile Media Corp.	British Virgin Islands	—
CDC Software Acquisitionco I SRL	Barbados	—
CDC Software Corporation	Cayman Islands	—
CDC Software India Private Limited	India	—
CDC Software Japan K.K.	Japan	—
CDC Software, Inc.	Delaware	—
China.com Corp. Limited	Hong Kong	CDC Corporation Limited
DB Professionals, Inc.	Oregon	—
Equity Pacific, Limited	British Virgin Islands	—
hongkong.com Corporation	Cayman Islands	China.com Inc.
hongkong.com Ltd.	Hong Kong	China.com Corp. Limited
IMI Global Holdings Ireland Limited	Ireland	—
Industri-Matematik International Corporation	Delaware	—
Ion Global Limited	Hong Kong	iWeb Limited
Pivotal Corporation	British Columbia	—
Pivotal Corporation	Washington	—
Platinum Software Systems (Shanghai) Co. Ltd.	Shanghai	—
Ross Systems, Inc.	Delaware	—
Saratoga Systems, Inc.	California	—
TTG Asia Media Pte. Ltd.	Singapore	—